As filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BKV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		85-0886382 (I.R.S. Employer Identification No.)
1200 17th Street, Suite 2100 Denver, Colorado 80202 (Address of Principal Executive Offices) (Zip Code)

BKV CORPORATION 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(as amended and restated as of March 5, 2026)

(Full title of the plan)

Christopher P. Kalnin
Chief Executive Officer
BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202

(Name and address of agent for service)

(720) 375-9680

(Telephone number, including area code, of agent for service)

With a copy to:

Samantha H. Crispin

Baker Botts L.L.P.

2001 Ross Avenue, Suite 900

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) of BKV Corporation (“BKV” or the “registrant”) relates to 2,500,000 additional shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable in respect of awards granted under the BKV Corporation 2024 Equity and Incentive Compensation Plan, as amended and restated as of March 5, 2026 (as amended from time to time, the “A&R 2024 Plan” or “Plan”), which include shares of Common Stock that may again become available for delivery with respect to awards under the A&R 2024 Plan pursuant to the share counting, share recycling and other terms and conditions of the A&R 2024 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the Commission are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 6, 2026;

(b)	the registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2026, January 29, 2026, January 30, 2026, February 20, 2026, and February 25, 2026 (other than documents or portions of documents deemed to be furnished and not filed); and

(c)	the description of the Common Stock included in Exhibit 4.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 6, 2026.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Second Amended and Restated Certificate of Incorporation of BKV Corporation (the “Certificate of Incorporation”) provides that directors and officers will not be liable to BKV or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director or officer of BKV, in addition to the limitation on personal liability provided for in the Certificate of Incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Amended and Restated Bylaws of BKV Corporation (the “Bylaws”) provide that BKV will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Certificate of Incorporation also contains indemnification rights for BKV’s directors and officers. Specifically, the Certificate of Incorporation provides that BKV shall defend, indemnify and advance expenses to its officers and directors to the fullest extent authorized by the DGCL. Further, BKV may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

In addition, BKV has entered into indemnification agreements with its current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require BKV, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. BKV also intends to enter into indemnification agreements with its future directors and officers.

BKV intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The underwriting agreement entered into in connection with the initial public offering of BKV’s Common Stock provides for indemnification of BKV’s directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with such offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of BKV Corporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on September 27, 2024).

4.2	Second Amended and Restated Bylaws of BKV Corporation (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on September 27, 2024).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-268469) filed on November 18, 2022).

4.4	BKV Corporation 2024 Equity and Incentive Compensation Plan, as amended and restated as of March 5, 2026 (incorporated herein by reference to Exhibit 10.29 to the registrant’s Annual Report on Form 10-K filed on March 6, 2026).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP (BKV Corporation).

23.2*	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Baker Botts L.L.P. (included as part of Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*            Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 6, 2026.

BKV CORPORATION

By:	/s/ Christopher P. Kalnin
Christopher P. Kalnin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Kalnin and Lindsay B. Larrick, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher P. Kalnin Christopher P. Kalnin	Chief Executive Officer and Director	March 6, 2026
(Principal Executive Officer)

/s/ David R. Tameron David R. Tameron	Chief Financial Officer	March 6, 2026
(Principal Financial Officer)

/s/ Barry S. Turcotte Barry S. Turcotte	Chief Accounting Officer	March 6, 2026
(Principal Accounting Officer)

/s/ Chanin Vongkusolkit Chanin Vongkusolkit	Chairman of the Board	March 6, 2026

/s/ Somruedee Chaimongkol Somruedee Chaimongkol	Director	March 6, 2026

/s/ Joseph R. Davis Joseph R. Davis	Director	March 6, 2026

/s/ Akaraphong Dayananda Akaraphong Dayananda	Director	March 6, 2026

/s/ Kirana Limpaphayom Kirana Limpaphayom	Director	March 6, 2026

/s/ Carla S. Mashinski Carla S. Mashinski	Director	March 6, 2026

/s/ Thiti Mekavichai Thiti Mekavichai	Director	March 6, 2026

/s/ Charles C. Miller III Charles C. Miller III	Director	March 6, 2026

/s/ Sunit S. Patel Sunit S. Patel	Director	March 6, 2026

/s/ Anon Sirisaengtaksin Anon Sirisaengtaksin	Director	March 6, 2026

/s/ Sinon Vongkusolkit Sinon Vongkusolkit	Director	March 6, 2026